SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MCGRAW-HILL COMPANIES, INC.

(Exact name of issuer as specified in its charter)

NEW YORK	13-1026995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1221 AVENUE OF AMERICAS NEW YORK, N.Y.	10020
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2002 STOCK INCENTIVE PLAN

(Full Title of Plan)

KENNETH M. VITTOR, ESQ.

Executive Vice President and General Counsel

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, New York 10020

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(212) 512-2564

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock of The McGraw-Hill Companies, Inc.(2)	9,500,000	$77.12	$732,640,000	$92,825.49

1	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) as follows: on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange Composite Transactions on June 24, 2004, namely $77.12.

2	This Registration Statement also pertains to rights to purchase Series A Preferred Stock of the Registrant (the “Rights”). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for The McGraw-Hill Companies, Inc. Common Stock and will be transferred together with and only with such securities. Thereafter, separate Rights certificates will be issued representing such Rights. There are also issued hereunder such additional undeterminable number of shares as may be issued as a result of the antidilution provisions of the Amended and Restated 2002 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN A SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Item 2.	Registrant Information and Employee Plan Annual Information

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(c) The Registrant’s Rights Agreement dated as of July 29, 1998 between the Registrant and Mellon Investor Services, contained in the Registrant’s Registration Statement on Form 8-A filed August 3, 1998.

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(e) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the Common Stock offered hereby has been sold or which deregisters all the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable, as Registrant’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock of the Registrant to which this Registration Statement relates has been passed upon by Kenneth M. Vittor, Executive Vice President and General Counsel of the Registrant. As of June 1, 2004, Mr. Vittor beneficially owned 51,242 shares of Common Stock, had exercisable options to acquire an additional

127,625 shares of Common Stock, and had as yet unvested options to acquire an additional 79,274 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

The New York Business Corporation Law provides for indemnification of the Registrant’s officers and directors, who are also covered by certain liability insurance policies maintained by the Registrant. In addition, the Registrant has entered into indemnification agreements with its directors and certain of its executive officers. The Registrant’s Restated Certificate of Incorporation eliminates the liability of the Registrant’s directors to the maximum extent permitted by the New York Business Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable

Item 8.	Exhibits

(4)	Articles of Incorporation of the Registrant, incorporated by reference from the Registrant’s Form 10-K for the year ended December 31, 1995 and Form 10-Q for the quarter ended June 30, 1998.

(4)	By-laws of the Registrant incorporated by reference from Registrant’s Form 10-Q for the quarter ended March 31, 2000.

(4)	Rights Agreement dated as of July 29, 1998, incorporated by reference to the Registrant’s registration statement on Form 8-A filed August 3, 1998.

(5)	Opinion of Kenneth M. Vittor, counsel to the Registrant (including consent).

(15)	Letter on Unaudited Interim Financial Information.

(23)	Consent of Ernst & Young LLP, Independent Registered Accounting Firm.

(23)	Consent of Kenneth M. Vittor, counsel to the Registrant (included in Exhibit 5).

(24)	Power of Attorney.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 30th day of June, 2004.

THE MCGRAW-HILL COMPANIES, INC.

By:	/s/ Harold McGraw III
Harold McGraw III (Chairman, President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold McGraw III	Principal Executive Officer and Director	June 30, 2004
Harold McGraw III

/s/ Robert J. Bahash	Principal Financial Officer	June 30, 2004
Robert J. Bahash

/s/ Talia G. Griep		June 30, 2004
Talia G. Griep	Controller

*Pedro Aspe	Director	June 30, 2004

*Winfried F.W. Bischoff	Director	June 30, 2004

*Douglas N. Daft	Director	June 30, 2004

*Linda Koch Lorimer	Director	June 30, 2004

*Hilda Ochoa-Brillembourg	Director	June 30, 2004

*Edward B. Rust, Jr.	Director	June 30, 2004

*Sidney Taurel	Director	June 30, 2004

By:	/s/ Kenneth M. Vittor
Kenneth M.Vittor (Attorney-in-Fact)

INDEX TO EXHIBITS

Exhibit Number

(4)	Articles of Incorporation of the Registrant, incorporated by reference from the Registrant’s Form 10-K for the year ended December 31, 1995 and Form 10-Q for the quarter ended June 30, 1998.

(4)	By-laws of the Registrant incorporated by reference from Registrant’s Form 10-Q for the quarter ended March 31, 2000.

(4)	Rights Agreement dated as of July 29, 1998, incorporated by reference to the Registrant’s registration statement on Form 8-A filed August 3, 1998.

(5)	Opinion of Kenneth M. Vittor, counsel to the Registrant (including consent).

(15)	Letter on Unaudited Interim Financial Information

(23)	Consent of Ernst & Young LLP, Independent Registered Accounting Firm.

(23)	Consent of Kenneth M. Vittor, counsel to the Registrant (included in Exhibit 5).

(24)	Power of Attorney.